SAVIENT PHARMACEUTICALS Q1 2011 EARNINGS CALL

May 5, 2011

PARTICIPANTS Corporate Participants

Philip K. Yachmetz – Secretary, Senior Vice President & General Counsel John H. Johnson – Chief Executive Officer & Director David G. Gionco – CFO, Treasurer & Group Vice President

Other Participants

Kim Lee MD – Managing Director & Senior Analyst, Global Hunter Securities LLC Joseph P. Schwartz MBA – Principal, Leerink Swann LLC

Salveen J. Richter CFA – Senior Analyst, Collins Stewart LLC

Liisa A. Bayko MBA – Director & Senior Research Analyst, JMP Securities LLC Matthew J. Lowe PhD – Analyst, JPMorgan Securities LLC

Steve Byrne – Research Analyst, Bank of America Merrill Lynch Carol Werther MBA – Senior Analyst, Custom Equity Research, Inc.

Bill J. Tanner PhD, MBA – Director & Senior Analyst, Lazard Capital Markets LLC Eun K. Yang PhD – Senior Analyst, Jefferies & Co., Inc.

Eric Schmidt PhD – Managing Director & Senior Research Analyst, Cowen & Co.

MANAGEMENT DISCUSSION SECTION

Operator:

Operator: Good day, ladies and gentlemen, and welcome to the Savient Pharmaceuticals 2011 First Quarter Earnings Conference Call. At this time participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will be given at that time. [Operator Instructions] As a reminder today’s conference call is being recorded.

I would now like to introduce score host for today’s conference, Mr. Philip Yachmetz, Senior Vice President and General Counsel. Sir, you may begin.

Philip K. Yachmetz, Senior Vice President and General Counsel

Thank you. Good morning, and welcome to the Savient Ph0armaceuticals First Quarter 2011 financial results conference call. This morning we issued a press release providing financial results and highlights for the First Quarter of 2011, and providing an update on the official full

U.S. commercial launch of KRYSTEXXA or pegloticase. The press release is available on our website at www.savient.com.

Before today’s call, I would like to read our Safe Harbor statement. Comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and the future results of Savient Pharmaceuticals.

In particular, we need to stress that when we discuss information regarding our commercial launch of KRYSTEXXA and plans related thereto, the submission of our Marketing Authorization Application to the European Medicines Authority, our preparations for regulatory submissions for KRYSTEXXA outside the United States and Europe, our work with our primary and potential secondary supply sources, our beliefs with respect to our ability to gain and maintain market acceptance of KRYSTEXXA by physicians, patients, healthcare payers and others in the medical community, and our intended pursuit of product label and market expansion opportunities, no inference of the overall success with these matters can be implied as they are subject to a number of risks and uncertainties.

We encourage you to review our press release dated May 5, 2011 and our company’s filings with the Securities and Exchange Commission, including without limitation our Form 10-Q, which will be filed on or around May 9, 2011, each of which identify important factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of this live broadcast, May 5, 2011. We undertake no obligation to revise or update our statements to reflect events or circumstances that occur after the date of this conference call.

Joining me on the call this morning is John Johnson, our Chief Executive Officer and David Gionco, our Group Vice President and Chief Financial Officer.

At this time, I’d like to turn the call over to John Johnson.

John H. Johnson, Chief Executive Officer

Thank you, Phil. Good morning, everyone, and thank you for joining us.

On today’s call, we will discuss our first quarter 2011 results, update you on the recent launch of KRYSTEXXA, and share our thinking on the ramp-up for KRYSTEXXA given what we have learned in these early – yet informative – days in the field.

We spent most of the first quarter working to complete the build out of our commercial infrastructure and finalize our launch plans. At the end of February, we completed training of the U.S. launch teams, including regional business directors, territory sales managers, reimbursement specialists and a team of nurse educators. As of today, we are fully staffed around the launch.

Although KRYSTEXXA has been available to the market since December, our sales force did not enter the field until March 1st, which is what we consider to be the true time of launch and market introduction. At this point, our sales force has only been in the field for about ten weeks, and by the end of the quarter had only been in the field approximately 5 weeks, but we have learned a great amount in a short period of time.

We’ve been pleased by the positive reception to KRYSTEXXA. Our 60 person-strong sales force has been well-received by the doctors they have met during the first weeks of launch. We are targeting 1,508 Tier 1 physicians and as of March 31, 2011 our reps were able to see 73% of those Tier 1 physicians on one or more office calls. In addition, our reps were also able to complete calls on 53% of the approximately 1,600 Tier 2 physicians. There is a clear market demand for treating chronic gout in adult patients refractory to conventional therapy. As you have heard us say before, there are not many options for treating the disease at this stage and none that have demonstrated the kind of results that KRYSTEXXA has been able to offer.

We believe we’ve also made significant progress with respect to getting KRYSTEXXA on formulary. At the end of the first quarter, KRYSTEXXA is on formulary at 11 institutions, out of our target of 196 institutions.

We have secured a contract with the VA to supply KRYSTEXXA through the Federal Supply Schedule, or FSS, which provides for a discount of approximately 24% off of AMP price. The contract became effective April 1, 2011 and a number of VA Centers have already stocked KRYSTEXXA as of March 31st. Keep in mind that having a FSS price does not guarantee the product will be available in all VA hospitals.

In addition, we have obtained a temporary C Code that also became effective April 1st. This is applicable for Medicare patients in a hospital outpatient setting.

We believe that the private payors continue to support the product very well with few exceptions. We are seeing doctors identifying the more difficult patients as the first patients to treat, which will allow them to gauge the efficacy of the compound. In addition, we have set up a dedicated reimbursement hotline and patient assistance programs to further assist patients and physician offices to facilitate access to coverage.

In a very short period of time, we have covered a lot of ground and as a result now have a much clearer picture of the year ahead and how we can most effectively accelerate the market introduction of KRYSTEXXA.

Some important insights from these last few weeks in the field:

We have identified additional work to be done that we believe will improve our existing programs and provide doctors additional critical information around education and training with respect to KRYSTEXXA, its efficacy and safety data. Orphan drugs, such as KRYSTEXXA, are a high touch business because the cost of the product results in reimbursement being such a critical component. Doctors want to be fully informed about KRYSTEXXA before making a decision.

We are currently on the FSS schedule, which allows the purchase of KRYSTEXXA at the VA institutions. As of the end of March, we were accepted on formulary at 11 academic institutions. We also received our Medicare temporary C code. We expect we will have our permanent J-code in January 2012. While our miscellaneous J-code is valid and available for doctors, the lack of a permanent code does present some Medicare billing concerns. The miscellaneous J-code requires a significant amount of paperwork for physicians, and reimbursement can take up to four months, or longer if paperwork is not filled out correctly. Given the price point of KRYSTEXXA, the delay in reimbursement is a risk that many practices are unwilling – or unable – to take on.

To mitigate this, we are seeing some physicians refer patients to hospitals instead of infusing. We have modified our strategy accordingly and have begun aggressively targeting hospital infusion centers. We are targeting 225 hospital infusion centers and, as of March 31st, over 60% of all vials ordered are coming from the hospital setting.

Given the feedback that we are getting from doctors and some of the challenges around reimbursement, we have further refined our thinking and expectations around the ramp up. It has become clear that despite our continued efforts with individual offices, expanded outreach to hospital sites, the receipt of a permanent J-code is clearly needed before we can expect to get a near complete ramp-up of our Phase 1 launch.

Here’s how we’re thinking about the ramp-up and what we think it means for our future sales: We have always expected a slow sales build initially, and as we reported, our KRYSTEXXA net sales for the first quarter were approximately $259,000 dollars. As I noted a moment ago, we expect to receive the permanent J-code in January. We believe the permanent J-code will provide a catalyst for many doctors to move their patients onto KRYSTEXXA, but even under an aggressive scenario, there is still some lag time before we will see a meaningful impact from a sales perspective. We expect some sales ramp up in the 4th quarter of 2011, but given that it is typically 12 weeks from patient identification to IV infusion, even with a permanent J-code in hand in January, we anticipate that the full effect of our efforts on the ramp up will be realized in the second quarter of 2012.

Every step we take and every investment that we make today is about laying the foundation for future KRYSTEXXA sales. We are moving quickly and deliberately to position KRYSTEXXA for success.

We have enhanced our management team with new members. Key among those appointments is Rick Crowley, who joins us as Executive Vice President Biopharmaceutical Operations. Rick brings to us significant in-depth experience in research, development and manufacturing and he is a tremendous asset to our company. We now have in place a team that brings significant experience in operations, medical and commercial biologics background and together will play an integral role in laying the foundation to achieve our goals. Our team has a laser focus on the execution of our core strategy and is working to enhance our market share opportunity both here in the U.S. and globally.

We have completed the Marketing Authorization Application or MAA, for KRYSTEXXA and sent the application to the European Medicines Agency. The application includes clinical and safety data from the pivotal Phase 3 studies and the Open Label Extension program. Currently there are no EMA approved treatments for refractory chronic gout available in the European Union and we expect to hear late this month if the submission is accepted for review.

We plan to expand to other areas of the world, like Asia, and are currently assessing and developing plans for those opportunities. You will hear more about this in the quarters ahead.

In addition to the geographic expansion efforts for KRYSTEXXA, we are eager to explore other clinical applications for the drug. We’ll also be looking at other formulations such as an IM formulation in order to help with patient convenience and tolerability.

We have also had three abstracts accepted for presentation at the European League Against Rheumatism (EULAR) 2011 Annual Congress that will take place later this month in London. The abstracts will be featured as two oral presentations and one poster presentation.

Finally, we remain focused on our goal of building our capabilities. To that end, our manufacturing efforts remain on track. We estimate that we have sufficient product to support market demand here in the U.S. and for a launch in the EU. Going forward, we anticipate that BTG has ample capacity to support our rest of world needs. As part of our strategic risk mitigation plans, we are pressing forward with the validation of a secondary source supplier for our pegloticase API and intend to re-start our conformance validation batch production later in 2011 at FUJIFILM Diosynth Biotechnologies formerly known as Merck/Diosynth.

In closing, we have been working hard over the past quarter to successfully launch KRYSTEXXA. I’ve spent time with both practicing physicians as well as some of the top thought-leaders in gout around the country. I am more confident than ever before that this is an area of high unmet need and that there’s enthusiasm to give these patients KRYSTEXXA as an option for treatment.

We have a talented team and everyone is focused on four clear goals:

·	Launching successfully in the US;

·	Growing geographic market opportunities for KRYSTEXXA;

·	Expanding the clinical utility of KRYSTEXXA; and

·	Building our capabilities.

In the short-term we believe that our primary growth driver will be the U.S. and we will continue to have a laser focus on the launch. The long term growth drivers will be expansion in the other geographies and expanding the clinical utility. We will remain disciplined and focused on our goals of growing KRYSTEXXA and building shareholder value.

I’d now like to turn the call over to David Gionco to provide a review of our financial results for the First quarter of 2011.

David Gionco, Group Vice President & Chief Financial Officer & Treasurer

Thank you, John. Let’s review the first quarter 2011 financial results and highlights that we reported in this morning’s press release. Since I will only be discussing highlights from our financial results, I refer you to our Quarterly Report on Form 10-Q for more specifics and details. We plan to file our Form 10-Q on or before Monday, May 9.

We ended the first quarter of 2011 with $268 million dollars in cash and short-term investments, an increase of $203.1 million dollars from year-end 2010. This increase in cash is primarily due to the issuance and sale during February 2011 of $230 million dollars of 4.75% Convertible Notes that mature in February 2018. We received cash proceeds on the sale of the Notes of $222.7 million dollars, net of financing expenses. Excluding the increase to cash of the sale of our Convertible Notes, our cash burn for the first quarter of 2011 was $19.5 million dollars.

The net loss for the first quarter of 2011 was $13.5 million dollars, or 19 cents per share, compared with a net loss of $8.3 million dollars, or 13 cents per share for the first quarter a year ago.

Looking more closely at the details, total revenues for the first quarter of 2011 were $1.3 million dollars, an increase of $200 thousand dollars from the same period in 2010. The higher revenues primarily resulted from the full commercial launch of KRYSTEXXA in March 2011. We recorded net revenues for KRYSTEXXA during the quarter of $259 thousand dollars.

Research and development expenses were $3.7 million dollars in the first quarter of 2011, down by $2.6 million dollars from the first quarter of 2010. The decrease in expenses related to lower costs associated with process validation work at our potential secondary source supplier of pegloticase drug substance coupled with a decrease in clinical trial costs relating to the wind down of the open label extension study for KRYSTEXXA in 2010.

Selling, general, and administrative expenses were $16.6 million dollars in the first quarter of 2011, an increase of $11.7 million dollars from the same period in 2010. The higher costs were primarily due to increased selling and marketing expenses associated with the full commercial launch of KRYSTEXXA in March 2011. We incurred significant costs related to the build out of a commercial infrastructure to support the launch of KRYSTEXXA including the hiring of a 60-person sales force and other sales support personnel.

Interest expense for the first quarter of 2011 was $3.1 million dollars, primarily related to $1.7 million dollars of interest expense from the 4.75% coupon on our convertible notes coupled with $1.4 million dollars of non-cash amortization expense also associated with the issuance of our convertible notes.

Going forward, we believe that we have the necessary resources to sustain operations through the commercial launch of KRYSTEXXA in the United States and to fund our ongoing projects and initiatives of our strategic plan. These include seeking regulatory approval for KRYSTEXXA in the EU and other markets, obtaining FDA approval for a U.S. secondary source supplier of pegloticase drug substance and fulfilling our post-marketing commitments to the FDA in conjunction with the marketing approval for KRYSTEXXA in the United States.

We believe we have enough cash and short-term investments to fund our operations through the next two years and we’ll continue to remain financially prudent with regards to cost containment. We do however expect to incur an increase in selling and marketing expenses over the next year to support the commercialization of KRYSTEXXA.

This concludes the financial portion of the conference call. I would now like to turn the call back over to John.

John H. Johnson, Chief Executive Officer

Thank you, David.

In closing, we believe that KRYSTEXXA represents a significant development for the treatment of severe, chronic gout. We are pleased with the response we have seen in the market and are excited about the long term opportunity for KRYSTEXXA. We expect some ramp up in the 4th quarter 2011, but anticipate the full effects of our efforts on a ramp up will be realized in the second quarter of 2012.

Going forward this year, our focus will be on commercial execution in the market and advancing our plans to broaden the market opportunities for KRYSTEXXA globally that we believe will build sustainable value to both the company and our shareholders. We thank you for joining our call today.

I would now like to open the floor to questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from Kim Lee of Global Hunter Securities.

<Q – Kim Lee – Global Hunter Securities LLC>: Good morning. A couple questions for you. When you say that you expect a slight ramp up in Q4 of this year, how do you view the rest of this year? I mean, do you see it about the same levels as this past quarter? How should we look at this initial first year ramp?

<A – John Johnson – Chief Executive Officer & Director>: Thanks, Kim. The way that we look at the ramp is that we expect the sales to build gradually. We do think that we’ll see a bit of an acceleration in the fourth quarter, and I’ll talk a little about that, leading into the J-code expected approval in January and subsequently more patients being identified and transferred to the drug over that 12-week period we talked about, which is why we see that happen in the second quarter of 2012.

The way that we look at this is, we’ve targeted 1,508 Tier 1 rheumatologists. And the way that we got to that tiering was a combination of potential, their early adopter status and their KOL ranking. And so, we look at this combination of early adopters, KOL and high-potential physicians and that’s what we focus on. We have a second tier of physicians that I mentioned earlier in the script, and then there’s a third tier, and then beyond that there is the work that we have to do in the academic institutions.

We have seen this concern, which stems from their experience with Actemra and other drugs and some of the challenges around the temporary J-code. And this has had a more pronounced effect than we would originally anticipated. And so, we do see them funneling patients to the hospital setting. As you know with many hospitals, you have to be on formulary and that process can take anywhere from a month to six months or a year. And when you’ve seen one hospital, you’ve only seen one hospital and their process. And so, we expect that we’ll have good formulary approval by the fourth quarter, which will, in fact, help begin that acceleration that we talked about.

As we look at this year, we do think that physicians are giving us their more difficult patients. They are trying a couple of the more difficult patients early on. And as a result, we expect that the market segment we’re competing in is really a subset of the overall segment that we presented. And so, as we forecasted the product, what we’ve looked at is a subset of physicians with a more difficult patient population. And penetrating that this ability to get on formularies, I think if you looked at a penetration rate of Actemra, for example, which was for refractory patients and you gave that some discount, given what I’ve mentioned, I think you can get to the way that we’re thinking about the forecast at this point in time.

<Q – Kim Lee – Global Hunter Securities LLC>: Okay. Thanks for that clarity. And of the Tier 1 docs that reps have seen, how many they have -

<A – Philip Yachmetz – Secretary, Senior Vice President & General Counsel>: I’m sorry. Kim, are you asking another question?

<Q – Kim Lee – Global Hunter Securities LLC>: Yes, I am. Hello? Hello? Can you hear me? Can you hear me?

<A – John Johnson – Chief Executive Officer & Director>: Now we can hear you. Thank you.

<Q – Kim Lee – Global Hunter Securities LLC>: Apologies, something wrong with my phone. Yes, I am asking another question here. Of the Tier 1 docs that the reps have seen, how many docs do you think have actually prescribed the drug? And what percentage of sales have you seen from the hospital setting versus from these docs?

<A – John Johnson – Chief Executive Officer & Director>: Good question. With the IV biologics, it’s really difficult to get a prescription tied back to the physician. There is no good data for doing that today, unlike the oral compounds. And so we look more at – where the prescriptions are coming from, I mean – excuse me, where the orders are coming from. And depending on the week, it’s about 60% to 70% are coming from the hospital, which is a little bit of a surprise to us.

We thought there would have been a little bit higher uptake in the infusion centers, but the J code issue that I mentioned before was driving that. Overall, to date, it’s about 60 and this is not just first quarter but up to today it’s probably about 52% of the business is coming out of the hospital setting. We’ll continue to report each quarter on our hospital formulary acceptance. The drug doesn’t necessarily have to be on the hospital formulary to get used, it can be stocked. There can be a non-formulary form used, but clearly formulary acceptance will facilitate the utilization at many of these important academic institutions.

<Q – Kim Lee – Global Hunter Securities LLC>: Great. And one last question and I’ll jump back in the queue. Can you remind us how you recognize revenues?

<A – David Gionco – CFO, Treasurer & Group Vice President>: Yes, sure. This is David, Kim. Based upon our limited sales history so far for KRYSTEXXA, coupled with the product being a new entry into its market, we believe that we’re unable to currently estimate future product returns. Based upon that, the accounting rules dictate that we recognize revenue using the sell-through method, which is when our specialty distributors ship KRYSTEXXA to doctors and infusion suites and not when we ship the product to our specialty distributors. For sales to hospitals, we drop ship directly to them and we recognize revenue when KRYSTEXXA is received by the hospital.

<Q – Kim Lee – Global Hunter Securities LLC>: Great. Thank you.

Operator: Thank you. Our next question comes from Joseph Schwartz of Leerink.

<Q – Joseph Schwartz – Leerink Swann LLC>: Hi, there. It’s Joe Schwartz at Leerink Swann. Thanks for taking the question. I was wondering in the past you had talked about there being significant pent-up demand. It doesn’t sound like that so much now. I am wondering if you could share with us how many benefit investigations there are now. That way we can better gauge the remainder of the year?

<A – John Johnson – Chief Executive Officer & Director>: Thanks for the question, Joe. We haven’t disclosed any data on our benefit investigations at this point in time. I will say that it’s clear when you meet physicians upfront that they have patients in mind. I think it’s important to put the situation a bit in context.

The company was for sale as you all know last year. While there was contingency planning as it related to a launch, investments were prudently made and there were some investments which were deferred because it was believed that the company would be sold. I think beyond that, cash was beginning to get low and there wasn’t a desire to do a diluted financing prior to what might be a sale, that didn’t seem to make sense.

And so there was this prudent management that went on. I think that to be very transparent if this were at one of the other companies that I have worked for or if I was here longer and we knew we weren’t going to be sold or the other team probably knew that we weren’t going to be sold, I think plans would have been different.

Let me give you a couple examples of that. Obviously, shipping drug in December and not having your sales force hired and trained and launching till March 1st is a clear example. As it relates to KOLs, our speaker training for KOLs took place the weekend of April 6th. The good news is we got them trained, we had good feedback. The first speakers, promotional speakers program was the week of April 25th. And in fact last night we had two satellite broadcasts to different sites across the country where we get approximately 250 healthcare professionals with a four-speaker panel sharing the clinical results of KRYSTEXXA.

Obviously, in an ideal scenario, you would have timed that a little earlier on. I think beyond that although there clearly is significant unmet patient need, our Phase 3 clinical data is not published. So, today, prior to seeing the sales representative, the primary form of information for physician would be the package insert and that’s it. We’re working hard on our publication plan. We have submitted Phase 3 data to JAMA.

So for us, while there is no question unmet need and there is some pent-up demand, it is clear in a high touch business like orphan drugs where therapies were 62,000 a year in the case of KRYSTEXXA, that physicians are going to want to be educated, they want to understand it. They clearly need to know how to safely administer the product and there is lot of groundwork, frankly, that needs to be laid and the foundation needs be laid to set up those sales longer term.

So that’s kind of how I look at it. And I think the final point that I would make around that is something I’ve said since the early days here is, the time that a physician says, okay, I’m comfortable prescribing, I understand the reimbursement, to the time that they identify a patient, to the time that IV goes in the arm, we estimate today is about 12 weeks.

The patient comes in for the visit, they discuss the therapy, you run the benefits investigation, you train the staff, you bring the patient in for premedication and then you schedule them for their IV infusion and you put the drug in vein. And we do believe that some of that pent-up demand, once the physicians get comfortable won’t be realized for some period of time. But I do appreciate your question, Joe. Thanks.

<Q – Joseph Schwartz – Leerink Swann LLC>: All Right. And maybe a follow-up then, would it make sense during this time of regrouping to bolster the data set in ways that some physicians have mentioned they might be interested such as retreatment or co-administration with other drugs to improve tolerability, maybe try to run a registry in order to identify folks? Do you have any other ideas on things that might accelerate the launch from a clinical perspective?

<A – John Johnson – Chief Executive Officer & Director>: Great question. We have a number of ideas, and frankly I will tell you after spending the last couple of months with some of the top thought leaders and frankly some scientific experts out in the market, I’m more bullish today about the long-term potential of this drug than the day I joined.

I think that there is some real important options that we have in front of us and some considerations, as it relates to the clinical side of the drug both in terms of patient tolerability and also getting out these patients that have these high titer and antibodies develop over treatment.

Obviously, we’re going to have to prove the data and work with our investigators and the FDA to get that data out. I don’t think Joe that will be a quick fix. I mean, we’re trying to prioritize those. We’re having frankly another meeting on it today. We think that there are some great opportunities, but as you know, these things don’t happen overnight.

We do have a post marketing commitment with the FDA where we’ll be putting patients into a safety trial in order to try to get more data around this product and proving that stopping rules that we have in place with the FDA in our label, does in fact help better manage these patients in infusion reactions that were seen in the Phase 3 clinical trial.

<Q – Joseph Schwartz – Leerink Swann LLC>: Okay. Thank you.

Operator: Thank you. Our next question comes from Salveen Richter of Collins Stewart.

<Q – Salveen Richter – Collins Stewart LLC>: ...question, so with the early feedback you’re getting from physicians offices, how do we think about -

<A – John Johnson – Chief Executive Officer & Director >: Salveen, we lost you at think about.

<A>: Operator?

Operator: Our next question comes from Liisa Bayko of JMP Securities.

<Q – Liisa Bayko – JMP Securities LLC>: Hi. Good morning. Just a couple of questions on just the expenses. I know you mentioned, [ph] earmarked for ongoing studies related to Phase 4 commitments. Can you maybe talk about what kind of impact that would have on R&D for the remainder of this year? And does your ongoing SG&A, is that kind of number reasonable or does that just reflect sort of a part of the quarter expense, [indiscernible] (34:24) for the rest of the year? Thanks.

<A – David Gionco – CFO, Treasurer & Group Vice President>: Yes, Liisa, regarding – if we started R&D, we recorded $3.8 million of expense in the first quarter. I would expect that those –our R&D expenses will be ramping up throughout the year. As John had touched on we have ongoing work that will be occurring for our validation campaign at Fujifilm. The majority of that work is going to take place starting in Q2 through the end of this year, so that will produce higher expenses. Additionally, there will be other clinical or label expansion activities that will be ongoing. So you can expect R&D costs to ramp-up.

Regarding SG&A, we incurred $16.7 million during the quarter. Same issue here as we ramp up our marketing effort and our commercial activities. I would also expect that SG&A will be ramping up throughout the remainder of the year, here. Regarding specific guidance, as you know we have not provided that in the past and we’re going to stay with that policy right now. But hopefully that gives you a reasonable idea going forward.

<Q – Liisa Bayko – JMP Securities LLC>: Great. That’s helpful. Thanks. And then just maybe a comment on the income tax benefit, and is that something we should expect going forward as well?

<A – David Gionco – CFO, Treasurer & Group Vice President>: Yes. You will see that’s also a similar amount compared to the benefit that we recorded this quarter will be recorded in future quarters this year. This relates to a book versus tax basis difference related to our convertible notes. This is a non-cash benefit and you will see similar activity throughout the remainder of the year.

<Q – Liisa Bayko – JMP Securities LLC>: Thanks a lot.

<A – David Gionco – CFO, Treasurer & Group Vice President>: Okay.

Operator: Thank you. We – our next question comes from Salveen Richter of Collins Stewart.

<Q – Salveen Richter – Collins Stewart LLC>: Good morning. Thanks for taking my question. Can you hear me?

<A – John Johnson – Chief Executive Officer & Director >: Yes we can.

<Q – Salveen Richter – Collins Stewart LLC>: Perfect. So just a two-part question again about – in terms of early feedback from physicians offices, how much of the ramp is affected by reimbursement versus structural issues? And maybe what I’m asking is so – you’ve mentioned kind of the J code necessity, but what part of it is around where patients are? So are they located at physicians offices waiting for the drug, or are a lot of them, have they kind of moved onto PCP offices at this point?

<A – John Johnson – Chief Executive Officer & Director >: That’s a great question, Salveen.

I would say that you have certainly, I’d say, a few patients that remain in the rheumatology practices. What we have seen in a number of situations is where they have upped the dose of their current therapy. They try to manage the patient a little bit better and they sent them back. And in some cases, we have them reaching back to the primary care physician to tell them that there’s a new option.

In some cases, they show back up at the rheumatologist option when there is – when they flare. It’s really dependent on the market. So I don’t have a good piece of data for you. It is clear that physicians immediately have some patients that come to mind. And then I think some of that, unlike RA where you may see the patient more consistently, here it tends to be more on flare and more on referral, as opposed to them being the primary care giver overall. So I’d say probably, if I was to handicap it, something like probably two-thirds of the patients that they see gravitate back towards primary care, but that’s really practice dependent.

<Q – Salveen Richter – Collins Stewart LLC>: And what are these physicians saying just in terms of early feedback as well on intended duration of therapy, safety efficacy, and then reimbursements – reimbursements as it stands around prior authorization?

<A – John Johnson – Chief Executive Officer & Director >: So around duration what we have heard is a number of folks talking about treating until they believe that the crystal deposits in these patients has been removed. And it’s hard to get a handle this early on of what duration will be.

The way that we think about that is if you look at our label and our Phase 3 experience, approximately 47% of the patients are persistent non-responders, are non-responders, if you will. And meaning that the serum uric acid level creeps up over 6, and that normally happens within a three to four months time period. In our label, in our guidance to physicians is that they stop when they see that happen. And that is because we saw the majority of our infusion reactions occur in that group.

If you look at our Phase 3 experience for those patients who had a persistent response, in other words they continue to respond, they did not develop high titers of their antibody that other half of patients, if you will. The mean experience duration treatment our Phase 3 study was 28 months. That was somewhat artificially low because we had an endpoint where we shut off therapy.

But clearly for more than two years, these patients remained on the product. I think that’s really going to be a function of the severity of their disease and whether the clinician feels that they’ve resolved to the point that the patient can move ahead without it and they feel like they dissolved the tophi. And like I said, the early feedback has been – feeling that they’ve really resolved the crystal deposits.

As it relates to safety, let me give you an update on what we had had reported as it relates to adverse events. As you know, sometimes the adverse events are reported to the company and sometimes to the FDA and sometimes to both. That being said, we don’t know what’s been reported to the FDA and I can only comment on what’s been reported for the company.

Through today we have received four SAEs here at the company, of those four two were attributed to KRYSTEXXA. Two of these SAEs that were attributed to KRYSTEXXA were infusion reactions that were consistent with the product labeling for KRYSTEXXA. These patients resolved and did not require hospitalization. Both patients were non-responders to the drug, meaning that their last uric acid level was over six.

There were two other SAEs reported to the company which were not attributed to KRYSTEXXA by either the reporting physician or by the company after reviewing it. One patient who was treated with KRYSTEXXA was diabetic and prior to receiving treatment had a lesion on his foot.

This patient received KRYSTEXXA therapy and six days after the infusion had a gout flare. The patient was treated for the flare with several medications including an intramuscular injection of a different product. Five days later, the patient was admitted to the hospital where he was diagnosed with sepsis and died two days later.

The treating physician believes that the sepsis was due to the lesion on the patient’s right foot which was present and treated prior to KRYSTEXXA therapy, and therefore was unrelated to KRYSTEXXA. The company’s assessment was the same as the treating physician’s.

The second SAE that was not attributed to the drug occurred in a patient with hepatitis C associated with kidney disease. The patient received KRYSTEXXA therapy along with several other drugs and subsequently developed a worsening of his underlying disease and was admitted to the hospital for further observation.

Upon discontinuation of the other drugs, the patient’s kidney and liver disease returned to their previous levels. The treating physician attributed the worsening of the patient’s underling condition to the other drugs and not to KRYSTEXXA and plans to reinstitute KRYSTEXXA therapy. The company’s assessment was the same as the treating physician.

And finally, to-date we’ve had no cases Salveen of anaphylaxes that have been reported to the company. As it relates to reimbursement, the private payer has continued to be very positive, and that’s been a positive surprise. We’re only aware to-date, and I just learned of this yesterday, one patient who has been refused reimbursement with KRYSTEXXA, that patient –we’re going to be working with that office to help that patient gain reimbursement. But that’s the only one we’re aware of to-date.

<Q – Salveen Richter – Collins Stewart LLC>: Thank you.

Operator: Thank you. Our next question comes from Cory Kasimov of JPMorgan.

<Q – Matthew Lowe – JPMorgan Securities LLC>: Hi, guys. It’s actually Matt Lowe in for Cory today. Just a couple of different types of question. First one around reimbursement. Just wondering how a C code differs from a temporary J code? Is it more restrictive than a temporary Q code in any way, or is it just to do with the hospital setting? And then the second question is, are you still – remain confident in your market research regarding the market opportunity, the kind of peak market opportunity for the drug? Thank you.

<A – John Johnson – Chief Executive Officer & Director >: Thanks, Matt. A temporary C code is a code that the hospitals can use for their outpatient therapy to facilitate the billing of these outpatient infusible products. So it actually makes it easier than filing a miscellaneous J code. So that’s actually a benefit for the company. But that’s only for use by hospitals. We do not expect a Q code for – nor did we apply for a Q code as it relates to KRYSTEXXA. We do expect the full J code to come in next January.

As it relates to the market size, I haven’t seen any data to reverse the company’s position on its estimates. That said, as we’re all aware, there’s no perfect measure here and it is not – the picture is certainly not crystal clear. What I think we see in some of the different reports, whether it be from yourselves or others, is that it really gets to when you talk to the physician, the segments of severity.

I think if you talk about the most severe patients and only the patients that are seen at rheumatology offices, that obviously leads to a smaller market. If you talk about the broader market in terms of these patients that obviously gets larger, what we’ve done is we’ve really tried to say, how can we get a better handle on the severity and in a statistical manner tried to project in a better fashion how this is being done.

So we’ve undertaken a study with an outside supplier to dig into this in a deeper manner than has been done previous by any other company as far as we know. This will give us an insight into the market size from a statistical projection point of view as well as the segments of severity and we expect that will be completed this fall. Because it’s proprietary, we will share some of the top line with you, but obviously, some of this will be very useful for marketing and we’re going to want to keep that confidential. That said, early use is clearly in the more severe patient population which is a smaller segment of what we believe the overall market opportunity is. But clearly at this point, the market does exist and we expect to get some better analytics around how you can think about the segments of severity.

<Q – Matthew Lowe – JPMorgan Securities LLC>: Okay. That’s great. Thank you.

Operator: Thank you. Our next question comes from Steve Byrne of Bank of America.

<Q – Steve Byrne – Bank of America Merrill Lynch>: Hi, David. I wanted to ask you about your NOLs. The fact that you didn’t – that you recognized the tax benefit in the quarter, does that mean you are no longer accruing to your net operating loss carryforwards? And then secondly, can you comment on the utility of the $180 million carryforwards that you had at the end of last year in terms of their usefulness in years down the road for offsetting taxable income?

<A – David Gionco – CFO, Treasurer & Group Vice President>: Sure. The NOLs for the company right now are still accruing. And yes, we will be able to utilize them to offset against taxable income in the future, if the company is profitable down the road. So those NOLs will be utilized going forward. Does that answer your question?

<Q – Steve Byrne – Bank of America Merrill Lynch>: It does. But there’s some commentary in your K that suggests that there is some uncertainty about the value of the NOLs going forward. Is that

<A – David Gionco – CFO, Treasurer & Group Vice President>: That’s cautionary language. That relates to – we can only utilize those NOLs if we become profitable. So the assumption is if we are profitable, then we would be able to utilize them. If we’re not profitable, we would obviously not be able to utilize those NOLs.

<Q – Steve Byrne – Bank of America Merrill Lynch>: Okay. And you mentioned a couple of items that will add to your R&D expense going forward, but what about the post-approval study, has that started yet and what will be your cost for implementing that study?

<A – John Johnson – Chief Executive Officer & Director>: We haven’t disclosed what the cost would be to implement it. We have – where it stands today is we review – I’m sorry, we developed our protocol for the FDA on time, have submitted that protocol for FDA review. We have some FDA comments. We are revising our protocol based upon those comments and that will be resubmitted to the FDA in May.

<Q – Steve Byrne – Bank of America Merrill Lynch>: Okay. And then, John, can you comment on your selling resources? Are you reallocating them in any way towards more of the hospital-focused accounts and away from the rheumatologists given where your sales are coming from?

<A – John Johnson – Chief Executive Officer & Director>: Well, we are asking them to devote a higher percentage of their time to getting the product available on hospitals. That said, rheumatologists remain key because they will be the patients that refer – they will be the physicians that refer these patients into the hospital setting. So, if you said is a greater percentage of everyday of a sales rep’s life focused more on getting the product available on formularies, the answer is yes. And then we will still continue to call on rheumatologists. So once we have the product on formulary in the hospital as well as we the staff trained at that hospital, so they can safely and effectively administer the product, we’ll then be putting more of that percentage of time back on the rheumatologists, so those patients can get referred into that setting.

<Q – Steve Byrne – Bank of America Merrill Lynch>: And have you segmented the hospital market in a similar way that you have the rheumatologists?

<A – John Johnson – Chief Executive Officer & Director>: We have – we’ve really focused more on the top couple hundred academic institutions where we know a lot about patient infusing is done. Beyond the outpatient infusing, we also know that this is where a lot of the more refractory severely disabled gout patients get referred. So you really kind of kill two birds with one stone, as you get a major referral center and then you also get this infusion site that has the ability to build through the C code which makes it easier for them and then it obviously removes risk from the practicing physician.

Operator: Thank you. Our next question comes from Carol Werther of Summer Street.

<Q – Carol Werther – Custom Equity Research, Inc.>: Thank you. Can you hear me?

<A – John Johnson – Chief Executive Officer & Director>: Yes, we can, Carol.

<Q – Carol Werther – Custom Equity Research, Inc.>: So when you get the J-code in January, how much of that 12 week time period might be cut off? Do you have an idea of that?

<A – John Johnson – Chief Executive Officer & Director>: Yeah, it’s hard to estimate. What I have seen in my past history with biologics and other members of our team and their experience is you are able to bring that down over time. It’s never a one day thing like it is with an oral product but you can see that shrink to eight weeks and four weeks and in some cases maybe less over time. It’s a little early for us to project that we’re going to be able to shrink that to eight weeks upon immediately having a J-code. As you would imagine, we think that’s a key value driver, so we’re going to put focus against it. And what we’ll do, Carol, is give you an update as we get closer.

<Q – Carol Werther – Custom Equity Research, Inc.>: Okay. And could you just describe what other studies you will be starting besides the 500 patient one that’s required? Will they include, for instance, retreatment and are you – have you started a subcu trial?

<A – John Johnson – Chief Executive Officer & Director>: We do not have any subcu trials underway currently. We are looking at an IM formulation. We are looking at a number of ways to use the product. We do not have any other clinical trials underway as of today. What we have said is, sort of, end of the fourth quarter this year, early next year, we do expect to begin some other trials. We’re trying to define those priorities right now given that we’re gaining a lot of valuable input from both the medical community as well as the scientific community as it relates to not only retreatment but also the patients who develop these high titers of antibodies, new uses in patients that had things like tumor lysis syndrome as well as patients who may have gout but have other disease like – that they’re being treated for, for example, organ transplant population, I think there’s a desire to see more data generated in that area as well.

So we’re trying to define that and we’re also building our staff at the same time. We do have a search for Chief Medical Officer underway. Marsha Wolfson did step in out of retirement to help us take the interim role there but we do have a search out. We expect to complete that search in the second quarter. And we’re building out the physicians in order to make sure we can execute against those trials. But I don’t think you’ll see anything until the end of this year, early next.

Operator: Thank you. Our next question comes from Bill Tanner of Lazard Capital markets.

<Q – Bill Tanner – Lazard Capital Markets LLC>: Thanks for taking the question. John, a couple of questions maybe for you. Just kind of trying to think about what the sales and marketing activities would be over the balance of the year. Sounds like until the reimbursement situation is a little bit smoother that is there that much to do with physicians that have been detailed thus far? So is it more hitting the 25% of the Tier I’s and 50% of the Tier II physicians have not yet been detailed?

<A – John Johnson – Chief Executive Officer & Director>: I think there is a couple things. Number one, with a product that’s as complex in a reimbursement, obviously [indiscernible] as complex as this one, it’s going to require multiple calls to get maybe physicians to the point where they feel comfortable and they have enough information to prescribe. Beyond that, as with any new product, what you would expect is that they want to hear from some of the key opinion leaders. As I mentioned, we did do that training April 6th. We had our first two satellite broadcasts last night. I’ve received a series of e-mails already this morning. It was very well received. People really appreciated the chance to interact with some of the top thought leaders as well as investigators who had their hand on the drug for a number of years and that got a lot of folks comfortable.

So I think this education process, the training process, helping people see reimbursement beyond the Medicare population and obviously, each practice differs in terms of the percent of Medicare versus private pay. But in the private pay setting really helping them understand what the process is to get appropriate reimbursement for their patient, helping the physicians whether it be through our hotline or by sharing information of what the process is on their local payers, as it relates to pre-op.

A lot of that just takes time or it does take multiple visits. So we have more than enough to do with our Tier I and Tier II. We do have a group of Tier III physicians as well which I didn’t mention. And then obviously once we get that that’s all part of Phase 1 of our launch. Then there is raising patient awareness and physician awareness in the primary care setting, not through our sales reps per se but through a series of educational activities in the Web that we’re going to activate once we have the rheumatology community trained and ready and we have the product available on those hospitals.

<Q – Bill Tanner – Lazard Capital Markets LLC>: Okay, fair enough. And then as it relates to the IM formulation, can you just comment on the feasibility of it, maybe the cost to develop and the timeline along which you think that could become available?

<A – John Johnson – Chief Executive Officer & Director>: The short answer is it’s very feasible. We haven’t disclosed anything around cost or timeline yet. We’ve got some very interesting feedback from potential investigators of how we should think about utilizing the product. There’s been enthusiasm for going that route of administration. As we get a little further along, I’d be happy to be a little bit more descriptive on it, but I think it’s still little early for me to do that.

Operator: Thank you. Our next question comes from Eun Yang of Jefferies.

<Q – Eun Yang – Jefferies & Co., Inc.>: Thanks very much. Based on the sales reported in the first quarter, is it fair to assume that about like a 60 patients have been treated in the first quarter?

<A – John Johnson – Chief Executive Officer & Director>: We haven’t made any projections on how many patients it is. We don’t have a reliable method given that these patients are being seen in both hospitals as well as infusing offices. In some cases we know where they’ve got the product in both settings. So at this point, I don’t have a method that’s reliable enough to give you exactly how many patients are on it. If we feel like we have a projection methodology, and obviously it’s early days, that we feel is valid that can give you a range of the patients we’ll be happy to do that. But I don’t have something that I could give you a number and have a strong basis for saying that number.

<Q – Eun Yang – Jefferies & Co., Inc.>: Okay. Then do you have any sense whether the treated patients in the first quarter, whether they are private payer-based or Medicare or Medicaid or VA based?

<A – John Johnson – Chief Executive Officer & Director>: It’s all three. It’s early days to give you a breakdown of that. What we know are the patients that we get referred into our benefits hotline, where we help with the insurance verification. We have a sense of those patients, but obviously patients like VA patients don’t come through that. Some physicians don’t utilize that. So for us at this point in time, it’s a little hard to project. As we go a little further out and we see some claims data and we assess the broader population, we’ll try to handicap that a little different – try to give you a little bit better handle on what’s actually happening out there. But it’s been all three segments I will tell you that up to today.

Operator: Thank you. And our final question comes from Eric Schmidt of Cowen & Company.

<Q – Eric Schmidt – Cowen & Co.>: Thanks for squeezing me in and thanks also for all the transparency around the launch and SAEs and everything else, John. I guess I was looking for maybe one more point of clarity. You seem to have a pretty refined view of how the launch is going to play out and how the ramp will transpire. I was just kind of hoping since that we all expect fairly minimal sales in 2011 you could provide a range and get us all on the same page with regard to KRYSTEXXA sales expectations.

<A – John Johnson – Chief Executive Officer & Director>: Yeah. We’re going to maintain our policy, Eric, at this point to not give specific sales guidance, but rather try to let you know how we’re thinking about it. We do expect this – the sales build to be gradual. Going into the fourth quarter, we do expect some acceleration there and the full effect and benefit of that J-code not till the second quarter. We have, as we’ve done our model, looked at a smaller subset of patients that are around these Tier I physicians as really being the initial target population, plus some in the Tier II. So that’s a subset of the approximately 60,000 patients we said existed in the rheum and neph setting.

So we’re working off a population that if you want to say in the half range of that is probably about right initially with the Tier I – Phase 1 of the launch. Beyond that, we have looked at other drugs like ACTEMRA and their penetration into the chronic setting as a marker. So if you took that patient population, a rate that – a penetration rate that looked like ACTEMRA’s and their refractory population, we did do some discounting, because obviously if you look at a established Roche-Genentech versus a team at Savient, which is a high quality team but has just been assembled, we’ve provided some discount early on to allow the team to get up and rolling.

In this segment of patients too, I would just make sure that I made clear that unlike RA patients that are coming into the office everyday, these patients are on a regular basis rather. These patients are more spotty when they have a flare, when they get referred. And as a result, that opportunity to prescribe is not as consistent as one might see in the setting like RA.

And then we – as we look at our duration, we do expect half of the patients as is consistent with our label to not ACAP? [indiscernible] therapy beyond three to four months and then the other half would continue on the product for a longer period of time, obviously since our experience in the clinical trials was a mean of 20 – and the median by the way was also right around 28 months. So it’s pretty consistent. And keep in mind we had to end that early. We don’t see any end in sight for those patients that are persistent responders. We assume there’ll be some drop out. We also do assume in our forecast that some patients will become ill, just given the nature of the comorbidities of this group. We do look at that there will be a missed dose from time to time in this patient population due to holidays and this illness. So as we factor all that in, we build out to our forecast.

We will consider and we take seriously the comments we receive from you and other members of the investment community about giving more specific guidance. We have a new team in. That team on the commercial side led by Lou Ferrari has developed some really good programs that would be implemented in the second and third quarter. We’re trying to assess the impact of what those programs will be on the curve that we’ve developed since I came on board. So it’s a little early for us yet to get too specific, but we’ll try to give you updates and try to be as granular as we can.

<Q – Eric Schmidt – Cowen & Co.>: Let me just ask one more question. John, you mentioned a couple times that you’re more excited about the longer term opportunity today than when you initially took the job. Could you just provide us a little bit of color on why that’s the case?

<A – John Johnson – Chief Executive Officer & Director>: Absolutely. What I found when I met with the thought leaders is that there is a real belief in the efficacy of KRYSTEXXA. When I talked to the investigators and especially some of the key opinion leaders that have been in gout for decades, what they remarked to me was just how surprised they were at the speed at which they saw some of these tophi disappear. And they reiterated to me that they believe that removing these crystal deposits from the body is a very important factor. And that the patients should be treated until they have those crystal deposits removed.

And I also got a sense that the market of this refractory population and the population that can’t take allopurinol is very significant. It does vary different in severity and we are not marketing nor would you expect us to, to a population that although in our label is not as severe as what we saw in the clinical trials. And so that was one of the factors that got me excited.

Another is in meeting with some of the top scientists and immunologists in the country. I believe that there are opportunities for us to try to come with more convenient dosing forms. I also think that there is an ability and an opportunity to – for a couple of clinical strategies for us to work with the FDA around these patients who develop high titers of antibodies and look at ways in which they might respond. And those are proprietary at this point and help get percentage of those patients to be able to see the benefits of this compound and then some longer term things that I don’t want to describe right now. But I’ve walked away saying, it’s more than just KRYSTEXXA and the patient population we have today. There is a chance to build this out into a product that can continue to change lives in a broader group of patients.

<Q – Eric Schmidt – Cowen & Co.>: Thanks a lot.

Operator: Thank you. I’m showing no further questions at this time.

John Johnson – Chief Executive Officer & Director

Well, let me thank everyone for joining us today. I appreciate you taking the time. I will tell you that I am more excited about the long-term prospects of this company than the day I joined. We’re building a great company here. There were 43 people that really worked hard to get this drug approved. They have worked tirelessly over a number of years. We’ve been able to attract because of the work they did, a group of talented, experienced biologics professionals. And we are going to build a great company here.

And we are building this culture focused on a company that has high passion around its patients, that has high performance standards and has high integrity and we take the responsibility of being able to treat human health very seriously. We have four clear goals, and we’re focused on achieving those goals and building value for you our owners. And we thank you for joining us today.

Operator: Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may all now disconnect. Thank you and have a nice day.

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